Exhibit 99.2
Risk Factors
Risks Related to Our Business
We have incurred significant net losses and may never achieve sustained profitability.
During the fiscal years ended January 31, 2011, 2010 and 2009, our net (losses) income were $(84.5) million, $(23.0) million, and $104.1 million, respectively. During the fiscal year ended January 31, 2011, our cash used in our operations was $(58.7) million. As of January 31, 2011, we had an accumulated deficit of $(779.2) million. The size of future net losses will be impacted by a number of factors, including the timing of the development or deployment of solutions under our television service provider arrangements, the growth or decline in the number of TiVo-Owned subscriptions, the price at which we sell TiVo-Owned set top boxes, the amount of research and development expenses we incur to fund new product development and expand our engineering services capacity, the amount and timing of litigation expenses we incur in connection with protecting our intellectual property and the outcomes of our intellectual property litigations. In particular, we expect to incur significant net losses in our fiscal year ending January 31, 2012 as we expect to significantly increase our research and development activities and incur significantly increased intellectual property litigation expenses. Unless and until we generate significant additional revenues or substantially reduce our expenses, including revenues and expenses resulting from our ongoing legal proceedings, we will likely continue to incur losses in our current and future fiscal years and we may never generate net income. Over time, continued net losses and negative cash flow could drain our existing cash balance.
We have filed a patent infringement lawsuit against EchoStar Communications Corporation. We are incurring significant expenses as a result, and an adverse outcome in the lawsuit would harm our business.
On January 5, 2004, we filed a complaint against EchoStar Communications Corporation (“ECC”) in the U.S. District Court for the Eastern District of Texas alleging willful infringement of U.S. Patent No. 6,233,389, entitled “Multimedia Time Warping System.” On January 15, 2004, we amended our complaint to add EchoStar DBS Corporation, EchoStar Technologies Corporation, and Echosphere Limited Liability Corporation (collectively “EchoStar”) as additional defendants. We allege that we are the owner of this patent and further allege that the defendants have willfully infringed this patent by making, selling, offering to sell and/or selling digital video recording devices, digital video recording device software, and/or personal television services in the United States. On April 13, 2006, the jury rendered a verdict in our favor for the amount of approximately $74.0 million. On January 31, 2008, the Federal Circuit unanimously ruled in favor of TiVo Inc. in connection with EchoStar's appeal of the district court judgment of patent infringement against EchoStar with respect to several claims (so called software claims) of the patent, upholding the full award of damages from the district court, and ordering that the stay of the district court's injunction against EchoStar's infringing digital video recorders that was issued pending appeal will dissolve when the appeal becomes final. On April 11, 2008, the Federal Circuit denied EchoStar's petition for a panel rehearing and en banc rehearing of the Federal Circuit's denial of their appeal of the district court's judgment. On October 6, 2008, the Supreme Court denied EchoStar's writ of certiorari. On October 8, 2008, we received $104.6 million from EchoStar.
After the Federal Circuit's January 31, 2008 ruling in favor of TiVo, EchoStar then alleged it had downloaded a software workaround that caused its DVR products no longer to infringe the Time Warp patent. We disagreed with EchoStar's position and commenced proceedings requesting an order from the district court finding EchoStar in contempt of the district court's injunction.
On February 17, 2009, the district court held a contempt hearing in connection with EchoStar's alleged work-around of the Company's patent. On June 2, 2009, the district court found EchoStar in contempt of its permanent injunction regarding EchoStar's on-going infringement of TiVo's Time Warp patent. This finding was stayed by the Federal Circuit pending appeal on July 1, 2009. On March 4, 2010, the Federal Circuit fully affirmed the district court's finding of contempt of its permanent injunction against EchoStar. EchoStar filed a petition seeking rehearing en banc on April 5, 2010. On March 9, 2010, EchoStar filed a motion with the district court seeking pre-approval of a new alleged design-around for its Broadcom DVR receivers (“rework2”) as well as an emergency motion for expedited resolution of its pre-approval motion. On May 14, 2010, the Federal Circuit granted EchoStar's request for a rehearing en banc. On November 9, 2010, the en banc Federal Circuit heard oral arguments. The Federal Circuit could rule at any time and, based on the timing of other appeals, it is reasonable to expect that the decision will be issued in the first half of 2011.
There are several issues before the Federal Circuit's en banc panel, generally relating to procedures and standards for contempt proceedings. If the en banc panel agrees with EchoStar and the district court's contempt ruling is overturned, our business may be harmed. For example, the en banc panel could agree with EchoStar's position that the contempt hearing was not the appropriate proceeding to determine whether EchoStar's alleged workaround infringed the Time Warp patent and remand the case for further proceedings. The en banc panel could also agree with EchoStar's position that the district court was wrong in finding that the alleged workaround still infringed the Time Warp patent. Even if the en banc panel affirms the district court's finding of infringement, it could determine that the injunction requiring EchoStar to disable the DVR functionality of its infringing set-top boxes was procedurally or substantively incorrect. In any case, our ability to enforce the Time Warp patent in this or other proceedings could be weakened and our competitors and investors may perceive the Time Warp patent and the rest of our intellectual property portfolio in general to be less valuable. Further, if we were to lose in the Federal Circuit and the district court's contempt ruling and injunction with the disablement provision and infringement provision is not affirmed, the time for resolution of this case could be extended materially and we could be required to continue to incur significant additional expenses in funding this litigation. In such an event, we may be required to make difficult resource allocation decisions, including potentially forgoing certain research and development efforts, forgoing certain distribution opportunities, and potentially altering our strategy with respect to this and other intellectual property disputes. As such, a remand or loss in the Federal Circuit may be perceived negatively by our investors and our business and our stock price would likely be materially harmed. We are not engaged in active non-court mandated settlement discussions with respect to material intellectual property litigations.
EchoStar has sued us for patent infringement before the United States District Court for the Eastern District of Texas. We are incurring expenses as a result, and an adverse outcome in the lawsuit could harm our business.
On April 29, 2005, EchoStar Technologies Corporation filed a complaint against TiVo and Humax USA, Inc. in the U.S. District Court for the Eastern District of Texas alleging infringement of U.S. Patent Nos. 5,774,186 (“Interruption Tolerant Video Program Viewing”), 6,529,685 B2 (“Multimedia Direct Access Storage Device and Formatting Method”), 6,208,804 B1 (“Multimedia Direct Access Storage Device and Formatting Method”) and 6,173,112 B1 (“Method and System for Recording In-Progress Broadcast Programs”). The complaint alleges that TiVo and Humax have infringed, contributorily infringed and/or actively induced infringement of the patents by making, using, selling or importing digital video recording devices, digital video recording device software and/or personal television services in the United States that allegedly infringe the patents, and that such infringement is willful and ongoing.
On May 10, 2006, the district court dismissed with prejudice, EchoStar's claim of infringement against TiVo and Humax relating to the '112 patent (“Method and System for Recording In-Progress Broadcast Programs”) and claims 21-30 and 32 relating to the '186 patent (“Interruption Tolerant Video Program Viewing”). A claim construction hearing was held on May 11, 2006. On July 14, 2006, the magistrate judge for the district court issued a stay of the case pending the USPTO completion of proceedings with respect to TiVo's request for reexamination of the '186, '685, and '804 patents. During reexamination, the USPTO rejected all the asserted claims of the '685 patent. On November 19, 2010, EchoStar filed a motion to lift the stay. On February 8, 2011, the magistrate judge for the district court ordered that the stay be lifted. In requesting that the district court lift the stay, EchoStar represented to the district court that it will not proceed on the remaining claims of the '685 patent, that it will dismiss the '186 patent from the case, grant TiVo a covenant not to sue under the '186 patent, and proceed only on the '804 patent. On March 2, 2011, the district court set a trial date for June 5, 2012. We intend to defend this action vigorously; however, we are incurring expenses in connection with this lawsuit, which could become material in the future. In the event there is an adverse outcome, we could be forced to pay damages for infringement, to license technology from EchoStar (if a license were made available), and we could be subject to an injunction preventing us from infringing EchoStar's technology or otherwise affecting our business, and in any such case, our business could be harmed.

Microsoft has sued us for patent infringement before the United States International Trade Commission. We expect to incur material litigation expenses as a result. An adverse outcome in this lawsuit could result in us being barred from importing DVRs, which would harm our business.
On January 24, 2011, Microsoft Corporation filed a Complaint with the United States International Trade Commission (the “ITC”) requesting that the ITC commence an investigation pursuant to Section 337 of the Tariff Act of 1930, as amended, 19 U.S.C. § 1337, into the importation into the United States, the sale for importation into the

United States, and/or the sale within the United States after importation of certain set-top boxes that allegedly infringe the following four patents: U.S. Patent Nos. 5,585,838 (“Program Time Guide”), 5,731,844 (“Television Scheduling System for Displaying a Grid Representing Scheduled Layout and Selecting a Programming Parameter for Displaying or Recording”), 6,028,604 (“User Friendly Remote System Interface Providing Previews of Applications”), and 5,758,258 (“Selective Delivery of Programming for Interactive Televideo System”). The Complaint named TiVo as Respondent.
On February 24, 2011, the ITC voted to investigate the complaint filed by Microsoft. The ITC's Chief Administrative Law Judge assigned the case to one of the ITC's six administrative law judges, who will schedule and hold an evidentiary hearing. The administrative law judge will make an initial determination as to whether there is a violation of Section 337; that initial determination is subject to review by the ITC. The ITC will make a final determination in the investigation at the earliest practicable time. The ITC has set a target date for completing the investigation of July 2, 2012.
In addition, in connection with filing its complaint with the ITC, on January 24, 2011, Microsoft Corporation filed a complaint against TiVo in the United States District Court for the Western District of Washington for alleged infringement of the same four patents: U.S. Patent Nos. 5,585,838 (“Program Time Guide”), 5,731,844 (“Television Scheduling System for Displaying a Grid Representing Scheduled Layout and Selecting a Programming Parameter for Displaying or Recording”), 6,028,604 (“User Friendly Remote System Interface Providing Previews of Applications”), and 5,758,258 (“Selective Delivery of Programming for Interactive Televideo System”).
As a result of Microsoft's ITC lawsuit, we expect to incur material expenses this year defending Microsoft's lawsuit filed with the ITC. ITC lawsuits when compared to federal court lawsuits usually are completed in an expedited manner (typically completed within 12-18 months of original filing) which will require us to devote significant financial and management personnel resources in defending this action. An adverse outcome in Microsoft's lawsuit before the ITC could result in an injunction barring us from importing our DVRs into the United States. Currently, our DVRs are entirely manufactured outside of the United States. If we were to be barred by the ITC from importing our DVRs, our business would be immediately and materially adversely impacted.
 We are a party to patent infringement lawsuits involving Verizon, AT&T, Microsoft and Motorola. We are incurring material litigation expenses as a result, and an adverse outcome in any of these lawsuits could harm our business.
Our claims against AT&T and Verizon. On August 26, 2009, we filed separate complaints against AT&T Inc. and Verizon Communications, Inc. in the United States District Court for the Eastern District of Texas for infringement of the following three TiVo patents: U.S. Patent Nos. 6,233,389 B1 (“Multimedia Time Warping System”), 7,529,465 B2 (“System for Time Shifting Multimedia Content Streams”), and 7,493,015 B1 (“Automatic Playback Overshoot Correction System”). Our complaints seek, among other things, damages for past infringement and a permanent injunction, similar to that issued by the United States District Court, Eastern District of Texas against EchoStar. On January 15, 2010, Microsoft Corporation moved to intervene in the action filed against AT&T Inc., arguing that Microsoft supplied to AT&T the infringing technology at issue in our lawsuit. We continue to incur material expenses in connection with these lawsuits, and in the event we were to lose, our business would be harmed.
Verizon's claims against us. On February 24, 2010, Verizon answered our August 26, 2009 complaint and Verizon asserted counterclaims. The counterclaims seek declaratory judgment of non-infringement and invalidity of the patents we asserted against Verizon in our August 26, 2009 complaint. Additionally, Verizon alleged infringement by us of U.S. Patents: 5,410,344 (“Apparatus and Method of Selecting Video Programs Based on Viewers' Preferences”), 5,635,979 (“Dynamically Programmable Digital Entertainment Terminal Using Downloaded Software to Control Broadband Data Operations”), 5,973,684 (“Digital Entertainment Terminal Providing Dynamic Execution in Video Dial Tone Networks”), 7,561,214 (“Two-dimensional Navigation of Multiplexed Channels in a Digital Video Distribution System”), and 6,367,078 (“Electronic Program-Guide System with Sideways-Surfing Capability”). On March 15, 2010, Verizon filed an amended answer further alleging infringement by us of U.S. Patent No. 6,381,748 (“Apparatus And Methods For Network Access Using A Set Top Box And Television”). Verizon seeks, among other things, damages and a permanent injunction. We continue to incur material expenses in connection with this lawsuit, and in the event we were to lose, we could be forced to pay damages for infringement or to license technology from Verizon, and we could be subject to an injunction preventing us from infringing Verizon's technology or otherwise affecting our business, and in any such case, our business would be harmed.
Motorola's claims against us. On February 25, 2011, Motorola Mobility, Inc. and General Instrument

Corporation, a subsidiary of Motorola, filed a complaint against us in the United States District Court for the Eastern District of Texas seeking declaratory judgment of non-infringement and invalidity of two of the patents we asserted against Verizon in our August 26, 2009 complaint. Additionally, Motorola alleged infringement of U.S. Patents: 6,304,714 (“In Home Digital Video Unit with Combined Archival Storage and High-Access Storage”), 5,949,948 (“Method and Apparatus for Implementing Playback Features for Compressed Video”) and 6,356,708 (“Method and Apparatus for Implementing Playback Features for Compressed Video”). Motorola seeks, among other things, damages and a permanent injunction. We expect to incur material expenses in connection with this lawsuit, and in the event we were to lose, we could be forced to pay damages for infringement, to license technology from Motorola, and we could be subject to an injunction preventing us from infringing Motorola's technology or otherwise affecting our business, and in any such case, our business would be harmed.
Microsoft's claims against us, in addition to its claims filed with the ITC. On January 19, 2010, Microsoft Corporation filed a complaint against us in the United States District Court for the Northern District of California alleging infringement of the following two patents: U.S. Patent Nos. 6,008,803 (“System for Displaying Programming Information”) and 6,055,314 (“System and Method for Secure Purchase and Delivery of Video Content Programs”). The complaint seeks, among other things, damages and a permanent injunction. On April 19, 2010, TiVo served its answer to the complaint, and counterclaimed seeking a declaration that TiVo does not infringe and the patents are invalid. On June 30, 2010, Microsoft filed an amended complaint alleging infringement by us of the following additional five patents: U.S. Patent Nos. 5,654,748 (“Interactive Program Identification System”), 5,677,708 (“System for Displaying a List on a Display Screen”), 5,896,444 (“Method and Apparatus for Managing Communications Between a Client and a Server in a Network”), 6,725,281 (“Synchronization of Controlled Device State Using State Table and Eventing in Data-Driven Remote Device Control Model”), and 5,648,824 (“Video Control User Interface for Controlling Display of a Video”). The amended complaint seeks, among other things, damages and a permanent injunction. On August 2, 2010, TiVo served its answer to the amended complaint and counterclaimed, seeking a declaration that TiVo does not infringe and the patents are invalid. On January 13, 2011, TiVo filed a motion to amend its answer and counterclaims to allege infringement of U.S. Patent No. 6,792,195 B2 (“Method and Apparatus Implementing Random Access and Time-Based Functions on a Continuous Stream of Formatted Digital Data”). Microsoft seeks, among other things, damages and a permanent injunction. We continue to incur material expenses in connection with this lawsuit, and in the event we were to lose, we could be forced to pay damages for infringement, to license technology from Microsoft, and we could be subject to an injunction preventing us from infringing Microsoft's technology or otherwise affecting our business, and in any such case, our business would be harmed.
In addition, in connection with filing its complaint with the ITC described above, on January 24, 2011, Microsoft Corporation filed a complaint against TiVo in the United States District Court for the Western District of Washington for alleged infringement of the same four patents: U.S. Patent Nos. 5,585,838 (“Program Time Guide”), 5,731,844 (“Television Scheduling System for Displaying a Grid Representing Scheduled Layout and Selecting a Programming Parameter for Displaying or Recording”), 6,028,604 (“User Friendly Remote System Interface Providing Previews of Applications”) and 5,758,258 (“Selective Delivery of Programming for Interactive Televideo System”).
AT&T's claims against us. On March 12, 2010, AT&T Intellectual Property I, L.P., and AT&T Intellectual Property II, L.P. (“AT&T”) filed a complaint against us in the United States District Court for the Northern District of California for infringement of the following four patents: U.S. Patent Nos. 5,809,492 (“Apparatus and Method for Defining Rules for Personal Agents”), 5,922,045 (“Method and Apparatus for Providing Bookmarks when Listening to Previously Recorded Audio Programs”), 6,118,976 (“Asymmetric Data Communications System”), and 6,983,478 (“Method and System for Tracking Network Use”). The complaint seeks, among other things, damages for past infringement and a permanent injunction. On May 3, 2010, TiVo served its Answer to the complaint and counterclaimed, seeking a declaration that TiVo does not infringe and the patents are invalid. On December 3, 2010, TiVo also filed with the USPTO requests for reexamination of all four of the patents asserted by AT&T in this litigation. TiVo filed an inter partes reexamination request for U.S. Patent No. 6,983,478, and ex parte reexamination requests for U.S. Patent Nos. 5,809,492, 5,922,045, and 6,118,976. On December 6, 2010, TiVo filed a motion to stay this litigation in view of the reexamination requests. On December 17, 2010, AT&T filed an Amended Complaint for Patent Infringement, adding to its claims allegations of inducing infringement, contributory infringement, and willful infringement. On January 20, 2011, TiVo served its Answer to the amended complaint, again seeking a declaration that TiVo does not infringe and the patents are invalid. On February 1, 2011, TiVo filed a Notice with the Court that the USPTO had granted all four of TiVo's petitions for reexamination of the patents asserted by AT&T in this litigation: (i) on January 18, 2011, the USPTO granted TiVo's petition for ex parte reexamination of all asserted claims of U.S. Patent No. 5,809,492; (ii) on January 24, 2011, the USPTO granted TiVo's petition for ex parte reexamination of all asserted claims of U.S. Patent No. 6,118,976; (iii) on January 26,

2011, the USPTO granted TiVo's petition for inter partes reexamination of all asserted claims of U.S. Patent No. 6,983,478; and (iv) on January 31, 2011, the USPTO granted TiVo's petition for ex parte reexamination of all asserted claims of U.S. Patent No. 5,922,045. On March 1, 2011, the court granted our request to stay the lawsuit to reexamine AT&T's patents. We continue to incur material expenses in connection with this lawsuit, and in the event we were to lose, we could be forced to pay damages for past infringement or to license technology from AT&T, and we could be subject to an injunction preventing us from infringing AT&T's technology or otherwise affecting our business, and in any such case, our business would be harmed.
Intellectual property claims against us could be extremely costly, could result in the loss of significant rights, and could require us to alter our current product and business strategy and could force us to cease operating our business, in which case our business would be harmed.
In addition to the litigation discussed above, we are subject to, or otherwise engaged in, a significant number of pending intellectual property litigation proceedings. In addition, from time to time, we are sued in court or receive letters from third parties alleging that we are infringing on their intellectual property. Regardless of their merit, we are forced to devote time and resources to respond to these lawsuits and letters. In addition, if any of these third parties or others were to be successful in suing us, our business could be harmed because intellectual property litigation may:

•	be time-consuming and expensive;

•	divert management's attention and resources away from our business;

•	cause delays in product delivery and new service introduction;

•	cause the cancellation of current or future products or services;

•	require us to pay significant amounts in damages, royalties and/or licensing fees;

•	incur material expenses as a result of our indemnification obligations; and

•
result in an injunction that could force us to limit the functionality of our products and services, stop importing our products and services into certain markets, or cease operating our business altogether.

The emerging enhanced-television industry is highly litigious. Additionally, many patents covering interactive television technologies have been granted but have not been commercialized. A number of companies in the enhanced-television industry earn substantial profits from technology licensing, and the introduction of new technologies by us is likely to provoke lawsuits from such companies. A successful claim of infringement against us, our inability to obtain an acceptable license from the holder of the patent or other right, or our inability to design around an asserted patent or other right could cause our manufacturers to cease manufacturing DVRs that enable the TiVo service, our retailers to stop selling the product or us to cease providing our service, or all of the above, which would eliminate our ability to generate revenues.
Under our agreements with many of our manufacturing and licensing partners, we may be required to indemnify them in the event that our technology infringes upon the intellectual property rights of third parties. Due to these indemnity obligations, we could be forced to incur material expenses if our manufacturing and licensing partners are sued. If they were to lose the lawsuit, our business could be harmed. In addition, because the products sold by our manufacturing and licensing partners often involve the use of other persons' technology, this increases our exposure to litigation in circumstances where there is a claim of infringement asserted against the product in question, even if the claim does not pertain to our technology. For example, in EchoStar's lawsuit against us described above, EchoStar also has accused certain Humax products with the TiVo service as infringing. Under the terms of our agreement with Humax governing the distribution of certain DVRs that enable the TiVo service, we are indemnifying Humax against any claims, damages, liabilities, costs, and expenses relating to claims that our technology infringes upon intellectual property rights owned by third parties.
We face risks in connection with our marketing and distribution agreements for the development and deployment of TiVo-branded DVRs and services to our marketing partners and distributors, particularly as our ability to perform and meet such contractual arrangements may be dependent on our ability to gain access to certain necessary third party technologies.
We face significant technological challenges in our development of the TiVo service for our marketing partners and distributors, including RCN, Suddenlink, Charter, Cox, Comcast, DIRECTV, Seven/HybridTV, Virgin, ONO and Canal Digital, among others, as well as our dependence on certain third party technology providers who we depend upon to provide technology to us to allow us to meet the agreed upon feature and technology requirements requested by our television service providers. For example, we rely on access to and receipt of certain technologies from third parties to enable video on demand and other content and search features on our products. Additionally, we are engaged in active intellectual property infringement suits with parties that we may otherwise rely on for the delivery of necessary technologies for enablement of key features of our products and as required by our contractual arrangements with our television service provider customers. For example, we are engaged in patent infringement litigation with both Microsoft and Motorola who also license technology to us for use in our products to enable certain features. If we were unable to gain access to such technologies on reasonable commercial terms, we may be unable to provide certain features and functionalities in our products. In such an event, our products may not be competitive with similar products in the market and further we may not be able to comply with the contractual arrangements with certain of our television service provider, in either case our business would be harmed as a result. Our ability to benefit from these agreements is dependent upon the mass-deployment and adoption of the TiVo-branded DVRs by the subscribers of our distribution customers and marketing partners. For example, following the expiration of our current statement of works with Comcast on December 31, 2010, we are currently in discussions with Comcast about further development as well as deployment opportunities. If we are unable to successfully develop these products in a timely and efficient manner, which includes hiring and retaining the necessary number of engineers and software developers to develop each partner's customized solution, correctly estimating the amount of time and resources that are necessary to develop each such solution, licensing necessary third party technology (such as, for example, technology which enables the display of VOD content from our partners), and enabling full-scale deployment of our TiVo-branded DVRs and services with these marketing partners and distributors, we may not be able to acquire new subscribers from them under these agreements and our business would be harmed.
Furthermore, Comcast and certain other partners have the right to receive certain most favored terms from us such that if we were to license similar products and services to other parties at more attractive terms than what Comcast or such other partners receive under its agreement with us, then such partner may be entitled to receive the new more favorable terms. Additionally, Comcast and other partners have the right to terminate their agreements with us in the event we are subject to certain specified change of control transactions involving companies specified in their agreements. If any of these events occurred, including our inability to develop, license, and deploy in a timely, efficient, and on a full-scale basis, we would have difficulty generating revenues and new subscriptions under these agreements and our business would be harmed.
If we fail to adequately manage our increasingly complex distribution agreements, including licensing, development, and engineering services, we could be subjected to unexpected delays in the expected deployment of the TiVo service and technology, increased costs, possible penalties and adverse accounting and contractual consequences, including termination of such distribution arrangements. In any such event, our business would be harmed.
In connection with our deployment arrangements, we engage in complex licensing, development, and engineering services arrangements with our marketing partners and distributors. These deployment agreements with television service providers usually provide for some or all of the following deliverables: software engineering services, solution integration services, hosting of the TiVo service, maintenance and support. In general, these contracts are long-term and complex and often rely on the timely performance of such television service provider's third-party vendors that are outside TiVo's control. The engineering services and technology we agree to provide and/or develop may be essential to the functionality of the licensed software and delivered product or such software may involve significant customization and modification for each customer. We have experienced in the past and may experience in the future delays in delivery with television service providers including, for example, with DIRECTV, Virgin, SuddenLink, Canal-Digital, ONO and Charter, as well as significant increases in expected costs of development and performance. Additional delays could lead to additional costs and adverse accounting treatments forcing us to recognize costs earlier than expected. If we are unable to deliver the contracted for technology, including specified customizations and modifications, and services in a timely manner or at all, then we could face penalties in the form of unreimbursed engineering development work, loss of subscriber commitments on the part of our partners or in extreme cases the early termination of such distribution agreements. In any such case our business would be harmed.
If we fail to properly estimate, manage, and perform the development and engineering services for our television service provider customers, we could incur additional unexpected expenses and losses which could reduce or even eliminate any profit from these deployment arrangements, in which case our business would be harmed.
When we enter into deployment agreements with television service providers, we are typically required to make cost estimates based on historical experience and various other assumptions. These estimates are assessed continually during the term of the contract and revisions are reflected when the conditions become known. Using different cost estimates related to engineering services may produce materially different operating results, in addition to differences in timing and income statement classification of related expenses and revenues. An unfavorable change in estimates could result in a reduction of profit due to higher cost or the recording of a loss once such a loss becomes known to us that would be borne solely by us. We also recognize revenues for software engineering services that are essential to the functionality of the software or involve significant customization or modification using the percentage-of-completion method. We recognize revenue by measuring progress toward completion based on the ratio of costs incurred, principally labor, to total estimated costs of the project, an input method. If we are unable to properly measure and estimate our progress toward completion in such circumstances, we could incur unexpected additional costs, be required to recognize certain costs earlier than expected, or otherwise be required to delay recognition of revenues unexpectedly. A material inability to properly manage, estimate, and perform these development and engineering services for our television service provider customers could cause us to incur unexpected losses and reduce or even eliminate any profit from these arrangements, and in such a case our business would be harmed.
Many of our current deployment arrangements with television service providers require us to incur significant upfront development and engineering expenses for which we are in total or in part compensated through service fees received after a solution is launched. If we are required to incur such upfront development and integration costs in excess of any development revenues and we are reasonably assured that these excess upfront development costs are recoverable, we will defer such cost and recognize them on a zero margin or straight-line basis after a launch of the solution. In situations where we are recovering upfront project-specific development costs, we would start recognizing service revenues (and related margin) only after the initial project-specific development costs are fully recovered. As of the fiscal year ended January 31, 2011, we had approximately $15.9 million in such project-specific deferred costs and expect this amount to significantly increase in the fiscal year ending January 31, 2012. The assessment of recoverability is highly dependent on our estimates of engineering and operating costs related to the project. As a consequence, it may be a significant period of time after a solution launches and after we are adding new subscriptions from such deployment arrangement before we experience a corresponding impact on our service revenues (and related margins) from such a deployment arrangement. If we fail to properly estimate, manage and perform these development and engineering services and otherwise comply with the terms of these deployment arrangements, we could incur additional unexpected expenses and losses in connection with these arrangements.
In the event of an early termination of these arrangements with our television service provider customers prior to deployment, we would be forced to recognize any deferred development costs which we have incurred but not recognized without corresponding revenues from development or subscription fees, in such an event we would be forced to incur unexpected losses. From time to time during development and integration for our television service provider customers, we or our customers may request to revise certain terms of our contracts or statements of work to modify such deliverables required or to otherwise address circumstances and technological requirements not anticipated by the parties when the contract or statement of work was originally agreed upon. For example, in December 2010, we modified the terms of our agreement with Seven Networks and Hybrid Television Services for Australia and New Zealand to make our arrangement non-exclusive such that we now have the ability to work with additional distribution partners in those territories. Additionally, from time to time, we have and may in the future experience delays in our development work with our television service provider customers like ONO, Canal Digital, and Charter, which may cause us to modify the terms of those arrangements in the future. If we were to fail in modifying the terms of these arrangements to the satisfaction of both parties and the arrangements were unexpectedly terminated early, we would have to recognize immediately any associated deferred costs that may no longer be deemed recoverable. In such an event that we would have to recognize early such deferred development and integration costs, we would be required to do so without any corresponding revenue in which case we would incur unexpected losses which would harm our business.
 Our success depends on our ability to secure and protect our patents, trademarks, and other proprietary rights.
Our success and ability to compete are substantially dependent upon our internally developed technology. We rely on patent, trademark and copyright law, trade secret protection and confidentiality or license agreements with our employees, customers, partners and others to protect our intellectual property rights. However, the steps we take to protect our proprietary rights may be inadequate. We have filed patent applications and provisional patent applications covering much of the unique technology used to deliver the TiVo service and its features and functionality. To date, several of these patents have been granted, but we cannot assure you that any additional patents will ever be granted, that any issued patents will protect our intellectual property or that third parties will not challenge any issued patents. For example, several of our European patents, including foreign counterparts of our Time Warp patent, are the subject of proceedings before the opposition division of the European Patent Office. Opposition proceedings may result changes to certain claims or revocation of a patent. In addition, other parties may independently develop similar or competing technologies designed around any patents that may be issued to us. Our failure to secure and protect our proprietary rights could have a material adverse effect on our business.
We face intense competition from a number of sources, which may impair our revenues, increase our subscription acquisition costs, and hinder our ability to generate new subscriptions.
The DVR and advanced television solutions market is rapidly evolving, and we face significant competition. Moreover, the market for in-home entertainment is intensely competitive and subject to rapid technological change. As a result of this intense competition, we could incur increased subscription acquisition costs that could adversely affect our ability to reach or sustain profitability in the future. If new technologies render the DVR market obsolete, we may be unable to generate sufficient revenue to cover our expenses and obligations.
We believe that the principal competitive factors in the DVR and advanced television solutions market are brand recognition and awareness, functionality, ease of use, availability, and pricing. We currently see two primary categories of DVR competitors and advanced television solutions competitors: DVRs and advanced television solutions (e.g. VOD based services on set-top boxes which stream content remotely) offered by telecommunications, cable and satellite operators and DVRs and other advanced television solutions (e.g. VOD based services on set-top boxes or other consumer electronic devices (TV, BluRay player, etc.) which stream content remotely) offered by consumer electronics and software companies. For more information on our competitors, see our discussion on competition in Item 1. “Business” in our annual report on Form 10-K incorporated by reference herein.
Licensing Competitors. Our revenues depend both upon our ability to successfully negotiate agreements with our consumer electronics and service provider customers and, in turn, upon our customers' successful commercialization of their underlying products. We face competition from companies such as Microsoft, NDS, DIRECTV, EchoStar, Pace, Motorola, Cisco, Arris, and Rovi, each of which have created competing digital video recording technologies. Such companies may offer more economically attractive agreements to service providers and manufacturers of DVRs.
We face a number of competitive challenges in the sale and marketing of the TiVo service and products that enable the TiVo service.
Our success depends upon the successful retail marketing of the TiVo service and related DVRs, which began in the third quarter of calendar year 1999.
We compete with other consumer electronics products and home entertainment services for consumer spending. DVRs and the TiVo service compete in markets that are crowded with other consumer electronics products and home entertainment services. The competition for consumer spending is intense, and many consumers on limited budgets may choose other products and services over ours. DVRs compete for consumer spending with products such as DVD players, satellite television systems, personal computers, video game consoles, and other dedicated video streaming devices (such as Roku, AppleTV, and Boxee). The TiVo service competes with home entertainment services such as cable and satellite television, movie rentals, pay-per-view, Video on Demand, and mail-order DVD services. Such competition may impair our business, financial condition and results of operations.
 Many of these products or services have established markets, broad user bases, and proven consumer acceptance. In addition, many of the manufacturers and distributors of these competing devices and services have substantially greater brand recognition, market presence, distribution channels, advertising and marketing budgets and promotional activities, and other strategic partners. Faced with this competition, we may be unable to effectively differentiate our DVRs and the TiVo service from other consumer electronics devices or entertainment services and our business, financial condition, and results of operations could be harmed.
Consumers may not be willing to pay for our products and services or we may be forced to discount our products and services. Many of our customers already pay monthly fees for cable or satellite television. We must convince these consumers to pay an additional subscription fee to receive the TiVo service. Consumers may perceive the TiVo service and related DVR as too expensive. In order to continue to grow our subscription base, we may need to lower the price of our DVR or service fees. For example, in November 2010, we commenced a promotional offer whereby we sold our DVR to consumers for $99 (which was $200 below its suggested retail price at the time) in exchange for higher monthly subscription fees. As a result, the profitability of such newly acquired customers is shifted outward as we need to first recoup the expenses incurred in connection with the sale of a heavily subsidized DVR. The availability of competing services that do not require subscription fees or that are enabled by low or no cost DVRs will harm our ability to effectively attract and retain subscriptions, including at a financially attractive level, in such an event our business would be harmed..
Growth in our TiVo-Owned subscriptions and related revenues could be harmed by competitive offerings by our television distribution partners who also would be able to offer the TiVo service in the future. Our ability to grow our TiVo-Owned subscriptions and related revenues could be harmed by competition from our television distribution partners, such as DIRECTV, RCN, Suddenlink, Comcast, Charter (in the future) and others, who may be able to offer TiVo-branded DVR and non-DVR solutions to their customers at more attractive pricing than we may be able to offer the TiVo service to our TiVo-Owned customers. Furthermore, if we are unable to sufficiently differentiate the TiVo service offered direct to consumers by TiVo from the TiVo-branded DVR solutions offered by our licensing partners, customers who would have otherwise chosen the TiVo service offered direct to consumers by us may instead choose to purchase the TiVo-branded DVR solution from our licensing partners. Additionally, to the extent that potential customers defer subscribing to the TiVo service in order to wait for announced, but not yet deployed in their geographic area, TiVo-branded DVR solutions from our licensing partners, the growth of our TiVo-Owned subscriptions could be reduced. If our TiVo-Owned subscriptions continue to decrease, our business will be harmed.
We compete with digital cable, satellite, and telecommunications DVRs. Cable, satellite, and telecommunications service providers are accelerating deployment of integrated cable and satellite receivers with DVRs that bundle DVR services with other digital services and do not require their customers to purchase hardware. If we are not able to enter into agreements with these service providers to embed the TiVo service into their offerings, our ability to attract their subscribers to the TiVo service would be limited and our business, financial condition and results of operations could be harmed.
We also expect to compete with digital cable, satellite, and telecommunications services that provide consumers with DVR and VOD-based services via a network connection on an on-demand basis. We are aware of at least one U.S. cable operator, Cablevision, Inc., which has deployed server-based DVR technology. To the extent that cable, satellite, or telecommunication operators offer regular television programming with DVR services as part of their server-based VOD offerings or offer linear television programming in other VOD-based broadband delivered services, consumers would have an alternate means of watching time-shifted shows besides physical DVRs. In such an event, competitors would be able to deploy competing DVR services or equivalent VOD-based viewing services (such as the TV Everywhere service from Comcast) without the expense of deploying DVR hardware in consumer homes. Such an event would impair our ability to compete in a cost-effective manner with these television providers as well as attract and retain customers, in which case, our business, financial condition and results of operations could be harmed.
We are currently only able to offer a high definition DVR that has access to digital cable signals. Only the cable industry in the United States is currently required to provide access to digital high definition television signals through CableCARD™ technology. Without separate agreements with satellite operators, such as our agreement with DIRECTV, or other telecommunication providers, who offer television service, such as AT&T, that would give us access to digital and high definition television, our ability to attract their subscribers to the TiVo service is limited and our business, financial condition and results of operations could be harmed.
It is expensive to establish a strong brand. We believe that establishing and strengthening the TiVo brand is critical to achieving widespread acceptance of our products and services and to establishing key strategic relationships. The importance of brand recognition will increase as current and potential competitors enter the DVR market with competing products and services. Our ability to promote and position our brand depends largely on the success of our marketing efforts and our ability to provide high quality services and customer support. These activities are expensive and we may not generate a corresponding increase in subscriptions or revenues to justify these costs. If we fail to establish and maintain our brand, or if our brand value is damaged or diluted, we may be unable to attract subscriptions and effectively compete in the DVR market.
 We rely on our retail customers and service providers to market and distribute our products and services. In addition to our own efforts, our retail customers distribute DVRs that enable the TiVo service. We rely on their sales forces, marketing budgets and brand images to promote and support DVRs and the TiVo service. Additionally, we now depend on service providers, such as Comcast to market and promote the TiVo service. We expect to continue to rely on our relationships with these companies to promote and support DVRs and other devices that enable the

TiVo service. The loss of one or more of these companies could require us to undertake more of these activities on our own. As a result, we would spend significant resources to support the TiVo service and DVRs and other devices that enable the TiVo service. The failure of one or more of these companies to provide anticipated marketing support will require us to divert more of our limited resources to marketing the TiVo service. If we are unable to provide adequate marketing support for DVRs and the TiVo service, our ability to attract subscriptions to the TiVo service will be limited.
Many consumers are not aware of the full range of benefits of our products and services. DVR products and services are a continually evolving consumer electronic category. Retailers, consumers, and potential partners may perceive little or no benefit from DVR products and services. Many consumers are not aware of its benefits, such as the ability to seamlessly integrate linear and broadband/VOD-based video, time-shifting of linear television, transfer of recorded programs to portable devices, access to web based and broadband delivered content not available through traditional cable and satellite operators, and therefore may not value the benefits of the TiVo service and products. We will need to continue to devote a substantial amount of time and resources to educate consumers and promote our products in order to increase our subscriptions. We cannot be sure that a broad base of consumers will ultimately subscribe to the TiVo service or purchase the products that enable the TiVo service.
It may be difficult for us or investors to evaluate trends and other factors that affect our business due to the rapidly evolving and highly competitive nature of the DVR services product category.
DVR services are a rapidly evolving and highly competitive product category and it may be difficult to predict the future growth rate, if any, or size of the market, for our products and services. We may be unable to accurately forecast customer behavior and recognize or respond to emerging trends, changing preferences or competitive factors facing us. As a result, we may be unable to make accurate financial forecasts and adjust our spending in a timely manner to compensate for any unexpected revenue shortfall. Such inability could cause our net losses in a given quarter to be greater than expected, which could cause the price of our stock to decline. It may be difficult to predict accurately our future revenues, costs of revenues, expenses, or results of operations. In addition, any evaluation of our business must be made in light of the risks and difficulties encountered by companies offering products or services in new, rapidly evolving, and highly competitive markets.
We face competitive risks in the provision of an entertainment offering involving the distribution of digital content through broadband, including from broadband devices connected directly to the TV or through a PC connected to the TV.
We have previously launched access to the entertainment offerings of Amazon Video on Demand service, Netflix, Blockbuster On Demand, CinemaNow, and others for the distribution of digital content directly to broadband-connected TiVo DVRs. Our offerings with Amazon Video On Demand, Netflix, Blockbuster On Demand, CinemaNow, and others involve no significant long-term commitments. We face competitive, technological, and business risks in our on-going provision of an entertainment offering involving the distribution of digital content through broadband to consumer televisions with Amazon, Netflix, and others, including availability of premium content and speed and quality of the delivery, including the availability of high definition content in the future, of such content to TiVo DVRs. For instance, we face increased competition from a growing number of broadband-enabled devices from providers such as Roku, AppleTV, Google and Vudu that provide broadband delivered digital content directly to a consumer's television connected to such a device. Additionally, we face competition from online content providers and other PC software providers who deliver digital content directly to a consumer's personal computer, which in some cases may then be viewed on a consumer's television. If we are unable to provide a competitive entertainment offering with Amazon Video On Demand, Netflix, Blockbuster, and our other partners, on our own, or an equivalent offering with another third-party, the attractiveness of the TiVo service to new subscribers could be harmed as consumers increasingly look for new ways to receive and view digital content and our ability to retain and attract subscribers could be harmed.
Our ability to retain our current customers may continue to decrease in the future which could increase our TiVo-Owned subscription monthly churn rate and could cause our revenues to suffer.
We believe factors such as increased competition in the DVR marketplace, failure by us to continue to innovate and deliver new features on current deployed DVRs as well as deliver new DVR models in the future, changing television technologies such as the increasing penetration of high definition, the use of switched digital technology to deliver encrypted digital television signals, and the failure of cable operators in the future to transmit both an analog and digital transmission thus impacting our Series2 DVRs, increased price sensitivity in the consumer base, any deterioration in the quality of our service, and product lifetime subscriptions no longer using our service may cause our TiVo-Owned subscription monthly churn rate to increase. If we are unable to retain our subscriptions by limiting the factors that we believe increase subscription churn, our ability to grow our subscription base could suffer and our revenues could be harmed.
The product lifetime subscriptions to the TiVo service that we currently are obligated to service commit us to providing services for an indefinite period. The revenue we generate from these subscriptions may be insufficient to cover future costs and will negatively impact our TiVo-Owned Average Revenue per Subscription.
We offer a product lifetime subscription option to the TiVo service that commits us to provide the TiVo service for as long as the DVR is in service. We receive product lifetime subscription fees for the TiVo service in advance and amortize these fees as subscription revenue over 60 months for product lifetime subscriptions which is our current estimate of the service life of the DVR. If these product lifetime subscriptions use the DVR for longer than anticipated, we will incur costs such as telecommunications and customer support costs without a corresponding subscription revenue stream and therefore will be required to fund ongoing costs of service from other sources, such as advertising revenue. Additionally, if these product lifetime subscriptions use the DVR for longer than the period in which we recognize revenue, our average revenue per subscription (“ARPU”) for our TiVo-Owned subscriptions will be negatively impacted as we continue to count these customers as subscriptions without corresponding subscription revenue thus lowering our average revenues across our TiVo-Owned subscription base. As of January 31, 2011, we had approximately 310,000 product lifetime subscriptions that had exceeded the 60 month period we use to recognize product lifetime subscription revenues and had made contact with the TiVo service within the prior six-month period. This represents approximately 56% of our cumulative lifetime subscriptions as compared to 45% in fiscal year ended January 31, 2010. We will continue to monitor the useful life of a TiVo-enabled DVR and the impact of higher churn, increased competition, and compatibility of our existing TiVo units with high-definition programming. Future results will allow us to determine if our useful life is shorter or longer than currently estimated, in which case we may revise the estimated life and we would recognize revenues from this source over a shorter or longer period.
From time to time, we have agreed to share a substantial portion of the revenue we generate from subscription fees with some of our retail customers and, in the past, consumer electronics companies. We may be unable to generate enough revenue to cover these obligations.
In certain instances, we have agreed to share a substantial portion of our subscription and other fees with some of our retail customers and, in the past, certain consumer electronics manufacturing companies in exchange for manufacturing, distribution and/or marketing support, and/or discounts on key components for DVRs. In some cases, these agreements have required us to share substantial portions of the subscription and other fees attributable to the same subscription with multiple companies. These agreements also typically require us to share a portion of our subscription fees whether or not we increase or decrease the price of the TiVo service. If we decrease our subscription fees in response to competitive or other market factors, our operating results would be adversely affected. Our decision to share subscription revenues is based on our expectation that these relationships will help us obtain subscriptions, broaden market acceptance of our DVRs, and increase our future revenues. If these expectations are not met, we may be unable to generate sufficient revenue to cover our expenses and obligations in which case our business would be harmed.
We face intense competition for advertising revenues.
DVR services, in general, and TiVo, specifically, compete with other advertising media such as print, radio, television, internet, Video on Demand and other emerging advertising platforms for a share of advertisers' total advertising budgets. If advertisers do not perceive digital video recording services, in general, and TiVo specifically, as an effective advertising medium, they may be reluctant to advertise on the TiVo service. In addition, advertisers may not support or embrace the TiVo technology due to a belief that our technology's ability to fast-forward through commercials will reduce the effectiveness of general television advertising.

The nature of some of our business relationships may restrict our ability to operate freely in the future.
From time to time, we have engaged and may engage in the future in discussions with other parties concerning business relationships, which have and may in the future include equity investments by such parties in our Company or may include exclusivity provisions. While we believe that such business relationships have historically enhanced our ability to finance and develop our business model or otherwise were justified by the terms of the particular relationship, the terms and conditions of such business relationships may place some restrictions on the operation of our business, including where we operate, who we work with, and what kinds of activities we may engage in, in the future.
We depend on a limited number of third parties to manufacture, distribute, and supply critical components, assemblies, and services for the DVRs that enable the TiVo service. We may be unable to operate our business if these parties do not perform their obligations.
The TiVo service is enabled through the use of a DVR manufactured for us by a third-party contract manufacturer. In addition, we rely on sole suppliers for a number of key components for the DVRs. We also rely on third parties with whom we outsource supply-chain activities related to inventory warehousing, order fulfillment, distribution, and other direct sales logistics. We cannot be sure that these parties will perform their obligations as expected or that any revenue, cost savings, or other benefits will be derived from the efforts of these parties. If any of these parties breaches or terminates their agreement with us or otherwise fails to perform their obligations in a timely manner, we may be delayed or prevented from commercializing our products and services. Because our relationships with these parties are non-exclusive, they may also support products and services that compete directly with us, or offer similar or greater support to our competitors. Any of these events could require us to undertake unforeseen additional responsibilities or devote additional resources to commercialize our products and services. This outcome would harm our ability to compete effectively and achieve increased market acceptance and brand recognition.
In addition, we face the following risks in relying on these third parties:
If our manufacturing relationships are not successful, we may be unable to satisfy demand for our products and services. We manufacture DVRs that enable the TiVo service through a third-party contract manufacturer. Delays, product shortages, and other problems could impair our retail distribution and brand image and make it difficult for us to attract subscriptions. In addition, the loss of a manufacturer would require us to identify and contract with alternative sources of manufacturing, which we may be unable to do or which could prove time-consuming and expensive.
We are dependent on sole suppliers for several key components and services. If these suppliers fail to perform their obligations, we may be unable to find alternative suppliers or deliver our products and services to our customers on time. We currently rely on sole suppliers for a number of the key components used in the TiVo-enabled DVRs and the TiVo service. For example, Broadcom is the sole supplier of the system controller for our DVR.
We do not currently have a long-term written supply agreement with Broadcom. Therefore, Broadcom may not be contractually obligated to supply us with these key components on a long-term basis or at all.
We do have written supply agreements with several other sole suppliers for key components or services for our products such as Remote Solutions, Askey, and Flextronics.
Tribune is the sole supplier of the program guide data for the TiVo service. Tribune Media Services, Inc., (“Tribune”), is the current sole supplier of program guide data for the TiVo service. Our current Television Listings Data Agreement with Tribune originally became effective on May 14, 2007 and has an initial term of five years and with TiVo having the right to renew the agreement for four additional years. The agreement provides each party with a termination right if the other party becomes controlled by certain third parties. Tribune Media Services, along with their parent company, Tribune Co., filed Chapter 11 bankruptcy on December 8, 2008. As a result, Tribune or Tribune Media Services, Inc. could reject the Television Listing Data Agreement and we would be left with only an unsecured claim in Tribune's bankruptcy. If Tribune breaches its obligation to provide us with data, rejects the agreement or otherwise fails to perform its obligations under our agreement, we would be unable to provide certain aspects of the TiVo service to our customers until we are able to incorporate an alternate source of guide data. While we have access to alternative sources of guide data, there would be significant cost and delay involved in integrating such an alternative source of guide data. Depending upon the amount of notice we receive of such a breach or rejection of our agreement, and the amount of development work required by us to incorporate an alternate source of guide data, we may be subject to a period of time in which we are unable to provide the TiVo service to our customers and distribution partners. In such an event, our business would be harmed.
 If our arrangements with Broadcom or Tribune or with our third-party contract manufacturer were to terminate or expire without a replacement arrangement in place, or if we or our manufacturers were unable to obtain sufficient quantities of these components or required program guide data from our suppliers, our search for alternate suppliers could result in significant delays, added expense or disruption in product or service availability.
We depend upon third parties to provide supply chain services related to inventory management, order fulfillment, and direct sales logistics. We rely on third-party vendors to provide cost-effective and efficient supply chain services. Among other activities, these outsourced services relate to direct sales logistics, including order fulfillment, inventory management and warehousing, and distribution of inventory to third-party retailers. If one or several of our third-party supply chain partners were to discontinue services for us, our ability to fulfill direct sales orders and distribute inventory timely, cost effectively, or at all, would be hindered which could in turn harm our business.
We are dependent on our major retail partners for distribution of our products to consumers. We currently rely on our relationships with major retail distributors including Best Buy, (who is our sole brick and mortar nationwide consumer electronics retailer), and others for distribution of TiVo-enabled DVRs. We do not typically enter into long-term volume commitments with our major retail distributors. If one or several of our major retail partners were to discontinue selling our products, the volume of TiVo-enabled DVRs sold to consumers could decrease which could in turn harm our business.
We face significant risks in overseeing our outsourcing of manufacturing processes as well as in the management of our inventory, and failure to properly oversee our manufacturing processes or to effectively manage our inventory levels may result in product recalls or supply imbalances that could harm our business.
We have contracted for the manufacture of certain TiVo-enabled DVRs with a contract manufacturer. We sell these units to retailers and distributors, as well as through our own online sales channels. Product manufacturing is outside our core business and we face significant risks if our contract manufacturer does not perform as expected. If we fail to effectively oversee the manufacturing process, including the work performed by our contract manufacturer, we could suffer from product recalls, poorly performing product, and higher than anticipated warranty costs.
 In connection with our manufacturing operations, we maintain a finished goods inventory of the DVR units we produce throughout the year. Due to the seasonality in our business and our long-lead time product development and manufacturing cycles, we need to make forecasts of demand and commit significant resources towards manufacturing of our DVR units well in advance of our peak selling periods. As such, we are subject to significant risks in managing the inventory needs of our business during the year, including estimates of the appropriate mix of demand across our older and newer DVR models. For example, due to our transition to a high-definition product and the resulting reduction in sales of standard definition DVRs and the resulting changes in our sales forecast, in the fiscal year ended January 31, 2008, we recorded an inventory related charge of $6.4 million for excess raw materials, finished goods inventory, and non-cancelable purchase commitments. Subsequently, the actual sales of our standard definition DVRs exceeded our expectations and we utilized approximately $4.9 million, $1.5 million, and $660,000 of previously impaired inventory during the fiscal years ended January 31, 2009, 2010, and 2011, respectively. As of January 31, 2011 we have $365,000 of inventory reserves still remaining on the consolidated balance sheet. If we were to overestimate demand for our DVRs, we may end up with inventories that exceed currently forecasted demand which would require us to record additional write-downs. Should actual market conditions differ from our estimates, our future results of operations could be materially affected. In the future, we may be required to record additional write-downs of finished products and materials on-hand and/or additional charges for excess purchase commitments as a result of future changes in our sales forecasts.
We face significant risks to our business when we engage in the outsourcing of engineering work which, if not properly managed, could result in the loss of valuable intellectual property and increased costs due to inefficient and poor work product, which could harm our business, including our financial results, reputation, and brand.
We have from time-to-time outsourced engineering work related to the design, development, and manufacturing of our products, typically to save money and gain access to additional engineering resources. We have and expect to in the future work with companies located in jurisdictions outside of the United States, including, but not limited to, Taiwan, India, Ukraine, United Kingdom, and Mexico. We have limited experience in the outsourcing of engineering, manufacturing, and other work to third parties located internationally that operate under different laws and regulations than those in the United States. If we are unable to properly manage and oversee the outsourcing of this engineering, manufacturing and other work related to our products, we could suffer the loss of valuable intellectual property, or the loss of the ability to claim such intellectual property, including patents, trademarks, trade secrets, and copyrights. Additionally, instead of saving money, we could in fact incur significant additional costs as a result of inefficient engineering services and poor work product. As a result our business could be harmed, including our financial results, reputation, and brand.
Product defects, system failures, or interruptions to the TiVo service may have a negative impact on our revenues, damage our reputation and decrease our ability to attract new customers.
 Our ability to provide uninterrupted service and high quality customer support depends on the efficient and uninterrupted operation of our computer and communications systems. Our computer hardware and other operating systems for the TiVo service are vulnerable to damage or interruption from earthquakes, floods, fires, power loss, telecommunication failures, and similar events. They are also subject to break-ins, sabotage, intentional acts of vandalism, and similar misconduct. These types of interruptions in the TiVo service may reduce our revenues and profits. We currently house the server hardware that delivers the TiVo service at only one location; however, in the event that location became unavailable, we do have a backup facility capable of delivering the TiVo service. Our business also will be harmed if consumers believe our service is unreliable. In addition to placing increased burdens on our engineering staff, service outages will create a flood of customer questions and complaints that must be responded to by our customer support personnel. Any frequent or persistent system failures could irreparably damage our reputation and brand and possibly trigger requests for refunds on subscription fees and hardware purchases and possible consumer litigation.
We have detected in the past and may continue to detect software and manufacturing errors in our products in the future. These problems can affect system uptime and result in significant warranty and repair problems, which could cause customer service and customer relations problems. Correcting errors in our software or fixing defects in our products requires significant time and resources, which could delay product releases and affect market acceptance of the TiVo service. Any delivery by us of products or upgrades with undetected material product defects or software errors could harm our credibility and market acceptance of the DVRs and the TiVo service. In addition, defective products could cause a risk of injury that may subject us to litigation or cause us to have to undertake a product recall. For example, we previously became aware of occasions where a part came loose from the remote control device that comes with the DVRs that enable the TiVo service, including occurrences where a young child gagged on or ingested a part of the remote control device. While we are unaware of any injuries resulting from the use of our products, we may be subject to products liability litigation in the future. Additionally, if we are required to repair or replace any of our products, we could incur significant costs, which would have a negative impact on our financial condition and results of operations.
If we are unable to create or maintain multiple revenue streams, we may not be able to cover our expenses and this could cause our revenues to decrease and net losses to increase.
Our long-term success will depend on securing additional revenue from the following revenue generating areas:

•	licensing;

•	advertising;

•	audience research measurement;

•	revenues from programmers; and

•	electronic commerce.
In order to derive substantial revenues from these activities, we will need to attract and retain a large and growing base of subscriptions to the TiVo service. We also will need to work closely with television advertisers, cable, satellite, and telecommunications network operators, electronic commerce companies, and consumer electronics manufacturers to develop products and services in these areas. We may not be able to work effectively with these parties to develop products that generate revenues that are sufficient to justify their costs. We also may be unable to work with, or to continue working with, these parties to distribute video and collect and distribute data or other information to provide these product or services. In addition, we are currently obligated to share a portion of these revenues with several of our strategic partners. Any inability to attract and retain a large and growing group of subscriptions or inability to attract new strategic partners or maintain and extend our relationships with our current strategic partners would seriously harm our ability to support new services and develop new revenue streams.

If we are unable to introduce new products or services, or if our new products and services are unsuccessful, the growth in our subscription base and revenues may suffer.

To attract and retain subscriptions and generate revenues, we must continue to maintain and add to our functionality and content and introduce products and services which embody new technologies and, in some instances, new industry standards. This challenge will require hardware and software improvements, as well as maintaining and adding new collaborations with programmers, advertisers, network operators, hardware manufacturers, and other strategic partners. These activities require significant time and resources and may require us to develop and promote new ways of generating revenue with established companies in the television industry. These companies include television advertisers, cable and satellite network operators, electronic commerce companies, and consumer electronics manufacturers. In each of these examples, a small number of large companies dominate a major portion of the market and may be reluctant to work with us to develop new products and services for digital video recorders as well as maintain our current functionality. If we are unable to maintain and further develop and improve the TiVo service or maintain and expand our operations in a cost-effective or timely manner, our ability to attract and retain customers and generate revenue will suffer.
We must manage product transitions successfully in order to remain competitive.
The introduction of a new product or product line is a complex task, involving significant expenditures in research and development, training, promotion and sales channel development, and management of existing product inventories to reduce the cost associated with returns and slow moving inventory. As new products are introduced, we intend to monitor closely the inventory of products to be replaced, and to phase out their manufacture in a controlled manner. However, we cannot assure you that we will be able to execute product transitions in this manner or that product transitions will be executed without harming our operating results. Failure to develop products with required features and performance levels or any delay in bringing a new product to market could significantly reduce our revenues and harm our competitive position.
If we fail to manage the growth and complexity of our activities, it could disrupt our business and impair our ability to generate revenues.
The growth in our subscription base and increasing complexity of our sources of other revenue have placed, and will continue to place, a significant strain on our management, operational and financial resources and systems. Specific risks we face as our business expands include:
Any inability of our systems to accommodate our expected subscription growth, or any inability of our TiVo.com website to handle expected customer traffic, may cause service interruptions or delay our introduction of new services and limit our ability to sell the TiVo service and TiVo-enabled DVRs. We internally developed many of the systems we use to provide the TiVo service and perform other processing functions. The ability of these systems to scale as we add new subscriptions is unproven. We must continually improve these systems to accommodate subscription growth and to add features and functionality to the TiVo service. Our inability to add software and hardware or to upgrade our technology, systems or network infrastructure could adversely affect our business, cause service interruptions or delay the introduction of new services. Our inability to manage customer traffic and sales volume through our TiVo.com website could limit our ability to sell the TiVo service and TiVo-enabled DVRs in the future. If our website were to become unavailable for a significant amount of time, our ability to provide certain features of the TiVo service and our ability to service customers and sell the TiVo service and TiVo-enabled DVRs would be harmed.
 We will need to provide acceptable customer support, particularly with respect to installation of DVRs and CableCARDsTM, and any inability to do so would harm our brand and ability to retain current subscriptions and generate new subscriptions. Our ability to increase sales, retain current and future subscriptions and strengthen our brand will depend in part upon the quality of our customer support operations, including our ability to assist customers with installation and CableCARDTM-related issues. Some customers require significant support when installing the DVR and required CableCARDsTM for our HD DVRs and becoming acquainted with the features and functionality of the TiVo service. We have limited experience with widespread deployment of our products, services, and CableCARDTM installation requirements to a diverse customer base, and we may not have adequate personnel to provide the levels of support that our customers require. In addition, we have entered into agreements with third parties to provide this support and will rely on them for a substantial portion of our customer support functions. Furthermore, the installation of a CableCARDTM for TiVo customers may be performed by third-party cable operators and TiVo would then be dependent on such parties to timely service new subscribers to enable their receipt of digital and premium cable content. Our failure to provide adequate customer support for the TiVo service, DVRs, and a CableCARDTM will damage our reputation in the DVR and consumer electronics marketplace and strain our relationships with customers and consumer electronics manufacturers. This could prevent us from gaining new or retaining existing subscriptions and could cause harm to our reputation and brand.

We will need to improve our operational and financial systems to support our expected growth, increasingly complex business arrangements, and rules governing revenue and expense recognition and any inability to do so will adversely affect our billing and reporting.
We have increasingly complex business arrangements, and the rules which govern revenue and expense recognition in our business are increasingly complex as well. To manage the expected growth of our operations and increasing complexity, we will need to improve our operational and financial systems, procedures and controls and continue to increase systems automation to reduce reliance on manual operations. Any inability to do so will affect our billing and reporting. Our current and planned systems, procedures and controls may not be adequate to support our complex arrangements and the rules governing revenue and expense recognition for our future operations and expected growth. Delays or problems associated with any improvement or expansion of our operational and financial systems and controls could adversely affect our relationships with our customers; cause harm to our reputation and brand; and could also result in errors in our financial and other reporting.
The nature of our business requires the application of complex revenue and expense recognition rules and the current legislative and regulatory environment affecting U.S. Generally Accepted Accounting Principles (GAAP) is uncertain and volatile, and significant changes in current principles could affect our financial statements going forward.
The accounting rules and regulations that we must comply with are complex and continually changing. Recent actions and public comments from the Securities Exchange Commission have focused on the integrity of financial reporting generally. In addition, many companies' accounting policies are being subject to heightened scrutiny by regulators and the public. While we believe that our financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, we cannot predict the impact of future changes to accounting principles or our accounting policies on our financial statements going forward. In addition, were we to change our critical accounting estimates, including the timing of recognition of revenue from our product lifetime subscriptions, our results of operations could be significantly impacted.
We face risks associated with various cable operators making their own transition to digital transmission of cable signals.
We face increased risks in addition to the 2009 digital transition as cable operators are currently only required to carry analog signals for customers through February 2012 where cable operators transmit in both analog and digital formats. Cable operators who transmit entirely in digital format to their customers and make set- top boxes available to such customers are exempted from the dual carriage mandate. Our business faces increased risks as cable operators convert their systems to transmit in all digital format because our dual tuner standard definition Series2™ DVR is reduced to a single tuner experience when used exclusively with a cable set-top box and no analog cable transmission is available. The lack of an analog signal being transmitted by the cable operator means that the DVR would only be able to use one tuner to record television although we do currently offer to our customers high definition digital video recorders, the TiVo Premiere box and the TiVo Premiere XL box, which are CableCARD™ capable and not subject to this risk. In the event that the features and functionality of our Series2 DVRs currently deployed with customers or which are otherwise for sale to customers are impacted, such an impact may cause such customers to cancel their subscriptions. The migration of cable systems to all digital transmissions could result in increased customer churn or deter new customers from subscribing to the TiVo service, and in such an event our business would be harmed.
If there is increased use of switched digital video technologies to transmit television programs by cable operators (also known as switched digital) in the future, the desirability and competitiveness of our current products could be reduced in which case our business would be harmed.
We rely on conditional access security cards supplied by cable operators called CableCARDsTM for certain types of our DVRs to receive encrypted digital television signals without a cable operator supplied set-top box. These DVRs presently are limited to using CableCARDsTM to access digital cable, high definition, and premium cable channels like HBO that are delivered in a linear fashion where all programs are broadcast to all subscribers all the time. Certain cable operators are deploying switched digital video technologies to transmit television programs in an on demand fashion (switched digital) only to subscribers who request to watch a particular program. Although cable operators are deploying a solution to enable our customers to receive channels delivered with switched technologies (known as the “Tuning Adapter”), if this technology is not successful or is not adopted by our customers (due to cost, complexity, or functionality), then the increased use of switched technologies and the continued inability of our products to receive switched cable programming without a Tuning Adapter may reduce the desirability and competitiveness of our products and services and adversely affect sales of our TiVo-Owned subscriptions in which case our business would be harmed.
We have limited experience and face significant competition in providing service and operations internationally that are subject to different competitors, laws, regulations, and requirements than those in the United States and our inability to compete or comply with such laws, regulations, and requirements could harm our reputation, brand, and have a negative impact on revenues.
We have provided and expect to continue to provide the TiVo service in jurisdictions outside of the United States, such as the United Kingdom, Mexico, Canada, Australia, and New Zealand. However, we have limited experience in international operations. We face significant competition and technological challenges in competing with other consumer electronics manufacturers in these jurisdictions and in complying with international laws and technological standards such the various digital over-the-air standards like DVB-T. If we are unable to properly manage our international operations or comply with international laws, regulations, and requirements, we could suffer damage to our reputation, brand, and revenues and as a result our business could be harmed. We have and expect to continue to partner with local broadcasters, cable television operators, and satellite providers to provide the TiVo service internationally. Transactions with international partners may never materialize or may not result in significant revenue for us and may result in significant costs.
Entertainment companies and other content owners may claim that some of the features of our DVRs violate copyright or trademark laws, which could force us to incur significant costs in defending such actions and affect our ability to market the TiVo service and the products that enable the TiVo service.
Although we have not been the subject of such actions to date, a past competitor's DVRs were the subject of several copyright infringement lawsuits by a number of major entertainment companies, including the major television networks. These lawsuits alleged that the competitor's DVRs violate copyright laws by allowing users to skip commercials, delete recordings only when instructed and use the Internet to send recorded materials to other users. TiVo-enabled DVRs have some similar features, including the ability to fast-forward through commercials, the ability to delete recordings only when instructed and the ability to transfer recordings from a TiVo-enabled DVR to a PC and/or portable media devices via TiVoToGo transfers. Based on market or consumer pressures, we may decide in the future to add additional features that may be objectionable to entertainment companies. If similar actions are filed against us based on current or future features of our DVRs, entertainment companies may seek injunctions to prevent us from including these features and/or damages. Such litigation can be costly and may divert the efforts of our management. Furthermore, if we were ordered to remove features from our DVRs, we may experience increased difficulty in marketing the TiVo service and related TiVo-enabled DVRs and may suffer reduced revenues as a result.
Entertainment companies, networks, or video distributors may claim that our advertising products or features may unintentionally violate copyright or trademark laws or otherwise unfairly compete with them, which could result in the blocking, stripping or failure to carry out our advertising products or features or force us to incur significant costs in defending such actions and affect our ability to generate advertising revenues.
Entertainment companies, networks, or video distributors may claim that our advertising products or features may unintentionally violate copyright or trademark laws, or otherwise unfairly compete with them, by being placed within, adjacent to, or on top of, existing video programming or advertising. Entertainment companies or video distributors may seek injunctions to prevent us from offering these products or features, seek damages and/or take other measures, such as blocking, stripping or refusing carriage to prevent us from selling or distributing our advertising products. If we were unable to sell or distribute our advertising products or features on our DVRs, we may suffer reduced revenues as a result.
We could be prevented from selling or developing our TiVo software if the GNU/Linux operating system is held to infringe third-party intellectual property rights or if the GNU General Public License governing the GNU/Linux operating system and Linux kernel and similar licenses under which our product is developed and licensed are not enforceable or are interpreted broadly.
Our TiVo software includes parts of the Linux kernel and the GNU/Linux operating system. The Linux kernel and the GNU/Linux operating system have been developed and licensed under the GNU General Public License, version 2 and similar open-source licenses. The software we have licensed under these open-source licenses is provided without warranties or indemnities from the licensor. Uncertainty concerning potential allegations by third parties that their intellectual property rights are violated by TiVo's use of such open-source software, regardless of their merit, could adversely affect our manufacturing relationships and other customer and supplier relationships. If any claims of intellectual property infringement are brought against TiVo based on our use of open-source software, we could be required to seek licenses from third parties in order to continue offering our solutions, to re-engineer our solutions, or to discontinue the sale of our solutions in the event re-engineering cannot be accomplished on a timely basis, any of which would adversely affect our business. The GNU General Public License and certain other open-source licenses require that licensees, including TiVo, make the source code of any “derivative works” of the software licensed under the open-source license available in source code form. Given the ambiguous drafting in many of these open-source licenses regarding the definition of “derivative work,” it is possible that third parties may claim that our proprietary TiVo software, or a portion thereof, that runs on a GNU/Linux-based operating system is a “derivative work” of the open-source software and should be made available in source code form to all of our customers. This would reduce the value of our proprietary software and would negatively affect our business. Finally, there is very little case law interpreting open-source licenses. Any ruling by a court that these licenses are not enforceable, or that GNU/Linux-based operating systems, or significant portions of them, may not be liberally copied, modified or distributed, would have the effect of preventing us from selling or developing our TiVo software and would adversely affect our business.
In addition, a version of the GNU General Public License (“the GPL v3”) was recently released that contains terms that restrict the manner in which hardware manufacturers may use software licensed under the GPL v3. If such terms are broadly interpreted and the GPL v3 is widely adopted among the Linux developer community, we may be unable to incorporate future enhancements to the GNU/Linux operating system into our software, which could adversely affect our business.
DVRs could be the subject of future regulation relating to copyright law or evolving industry standards and practices that could adversely impact our business.

In the future, copyright statutes or case law could be changed to adversely impact our business by restricting the ability of consumers to temporally or spatially shift copyrighted materials for their own personal use. Our business could be harmed as a result. In addition, we are aware that some media companies may attempt to form organizations to develop standards and practices in the DVR industry. These organizations or individual media companies may attempt to require companies in the digital video recorder industry to obtain copyright or other licenses. Lawsuits or other actions taken by these types of organizations or companies could make it more difficult for us to introduce new services, delay widespread consumer acceptance of our products and services, restrict our use of some television content, increase our costs, and adversely affect our business.

Legislation, laws or regulations that govern the consumer electronics and television industry, the delivery of programming, access to television signals, and the collection of viewing information from subscriptions could expose us to legal action if we fail to comply and could adversely impact and/or could require us to change our business.
The delivery of television programming, access to television signals by consumer electronics devices, and the collection of viewing information from subscriptions via the TiVo service and a DVR represent a relatively new category in the television and home entertainment industries. As such, it is difficult to predict what laws or regulations will govern our business. Changes in the regulatory climate, the enactment of new legislation, or the expansion, contraction, enforcement or interpretation of existing laws or regulations could expose us to additional costs and expenses and could adversely impact or require changes to our business. For example, legislation regarding customer privacy or copyright could be enacted or expanded to apply to the TiVo service, which could adversely affect our business. Laws or regulations could be interpreted to prevent or limit access to some or all television signals by certain consumer electronics devices, or impose limits on the number of copies, the ability to transfer or move copies, or the length of time a consumer may retain copies of some or all types of television programming. New or existing copyright laws could be applied to restrict the capture of television programming, which would adversely affect our business. It is unknown whether existing laws and regulations will apply to the digital video recorder market. Therefore, it is difficult to anticipate the impact of current or future laws and regulations on our business. We may have significant expenses associated with staying appraised of local, state, federal, and international legislation and regulation of our business and in presenting TiVo's positions on proposed laws and regulations.
The Federal Communications Commission, or FCC, has broad jurisdiction over the telecommunications and cable industries. The FCC could promulgate new regulations, or interpret existing regulations in a manner that would cause us to incur significant compliance costs or force us to alter or eliminate certain features or functionality of the TiVo products or services which may adversely affect our business. For example, the FCC could determine that certain of our products fail to comply with regulations concerning matters such as electrical interference, copy protection, digital tuners, or display of television programming based on rating systems. The FCC could also impose limits on the number of copies, the ability to transfer or move copies, the length of time a consumer may retain copies, or the ability to access some or all types of television programming.
Compliance with federal securities laws and regulations is costly.
The federal securities laws and regulations, including the corporate governance and other requirements of the Sarbanes-Oxley Act of 2002 impose complex and continually changing regulatory requirements on our operations and reporting. These requirements impose comprehensive reporting and disclosure requirements, set stricter independence and financial expertise standards for audit committee members, and impose civil and criminal penalties for companies, their chief executive officers, chief financial officers and directors for securities law violations. These requirements have increased and will continue to increase our legal compliance costs, increase the difficulty and expense in obtaining director and officer liability insurance, and make it harder for us to attract and retain qualified members of our Board of Directors and/or qualified executive officers. Such developments could harm our results of operations and divert management's attention from business operations.
If there is an adverse outcome in the class action litigation that has been filed against us, our business may be harmed.
We are named as defendants in a consolidated securities class action lawsuit filed in the U.S. District Court for the Southern District of New York. This class action was brought on behalf of a purported class of purchasers of our common stock from October 31, 1999, the time of its initial public offering, through December 6, 2000. The central allegation in this action is that the underwriters in the initial public offering solicited and received undisclosed commissions from, and entered into undisclosed arrangements with certain investors who purchased TiVo common stock in the initial public offering and the after-market. The complaint also alleges that the TiVo defendants violated the federal securities laws by failing to disclose in the initial public offering prospectus that the underwriters had engaged in these alleged undisclosed arrangements. More than 300 issuers have been named in similar lawsuits. We intend to defend this action vigorously; however, we could be forced to incur material expenses in the litigation, and in the event there is an adverse outcome, our business could be harmed. For more information on this litigation please see our discussion under Item 3. “Legal Proceedings” in our annual report on Form 10-K incorporated by reference herein.
Our business could be adversely impacted if we have deficiencies in our disclosure controls and procedures or internal control over financial reporting.
The design and effectiveness of our disclosure controls and procedures and internal control over financial reporting may not prevent all errors, misstatements or misrepresentations. While management continues to review the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we cannot assure you that our disclosure controls and procedures and internal control over financial reporting will be effective in accomplishing all control objectives all of the time. For instance, recognizing the significant increase in our investments of cash as a result of our on-going patent litigation, we have instituted controls to monitor compliance with the Investment Company Act of 1940 (“the 1940 Act”). If we fail to maintain compliance with the 1940 Act in the future, such noncompliance could have significant adverse impact on our business. Deficiencies, particularly a material weakness in internal control over financial reporting, which may occur in the future could result in misstatements of our results of operations, restatements of our financial statements, a decline in our stock price, the delisting of our common stock from the Nasdaq Global Market, or otherwise materially adversely affect our business, reputation, results of operation, financial condition or liquidity.
We advertise, market, and sell our services directly to consumers; many of these activities are highly regulated by constantly evolving state and federal laws and regulations and violations of these laws and regulations could harm our business.
We engage in various advertising, marketing, and other promotional activities, such as offering gift subscriptions to consumers, which are subject to state and federal laws and regulations. A constantly evolving network of state and federal laws is increasingly regulating these promotional activities. Additionally, we enter into subscription service contracts directly with consumers which govern both our provision of and the consumers' payment for the TiVo service. For example, consumers who activate new monthly subscriptions to the TiVo service are required to commit to pay for the TiVo service for a minimum of one year or be subject to an early termination fee equal to the number of months left unpaid on their commitment if they terminate prior to the expiration of their commitment period. If the terms of our subscription service contracts with consumers, such as our imposition of an early termination fee, or our previously offered rebate or gift subscription programs were to violate state or federal laws or regulations, we could be subject to suit, penalties, and/or negative publicity in which case our business could be harmed.
We and the third-party vendors we work with will need to remain compliant with the Payment Card Industry requirements for security and protection of customer credit card information and an inability to do so by us or our third-party vendors will adversely affect our business.
As a merchant who processes credit card payments from its customers, we are required to comply with the payment card industry requirements imposed on us for the protection and security of our customers' credit card information. If we are unable to successfully remain compliant with the payment card industry requirements imposed on us as a credit card merchant, our business could be harmed because we could be prevented in the future from transacting customer subscription payments by means of a credit card.
We need to safeguard the security and privacy of our subscribers' confidential data and remain in compliance with laws that govern such data, and any inability to do so may harm our reputation and brand and expose us to legal action.
The DVR collects and stores viewer preferences and other data that many of our customers consider confidential. Any compromise or breach of the encryption and other security measures that we use to protect this data could harm our reputation and expose us to potential liability. Advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments could compromise or breach the systems we use to protect our subscribers' confidential information. We may be required to make significant expenditures to protect against security breaches or to remedy problems caused by any breaches. Additionally, the laws governing such data are constantly changing and evolving and we must comply with these laws or our business, including our reputation, brand and financial results will be harmed.
Uncertainty in the marketplace regarding the use of data from subscriptions could reduce demand for the TiVo service and result in increased expenses. Consumers may be concerned about the use of viewing information gathered by the TiVo service and the DVR. Currently, we gather anonymous information about our customers' viewing choices while using the TiVo service, unless a customer affirmatively consents to the collection of personally identifiable viewing information. This anonymous viewing information does not identify the individual customer. Privacy concerns, however, could create uncertainty in the marketplace for digital video recording and for our products and services. Changes in our privacy policy could reduce demand for the TiVo service, increase the cost of doing business as a result of litigation costs or increased service delivery costs, or otherwise harm our reputation and business.
Legislation, laws or regulations relating to environmental issues, employment matters, and unclaimed property may adversely impact our business in the future.
It is possible that future proposed environmental regulations on consumer electronic devices, such as DVRs and set-top boxes, may regulate and increase the production, manufacture, use, and disposal costs incurred by us and our customers. For example, the Energy Independence and Security Act of 2007 directs the Department of Energy to prescribe labeling or other disclosure requirements for the energy use of stand-alone digital video recorder boxes. This and future energy regulations could potentially make it more costly for us to design, manufacture, and sell our DVRs to our customers thus harming the growth of our business.
Additionally, as our business grows and we expand our employed and contracted work force, employment laws and regulations will have an increasing impact on our ability to manage and grow our work-force. Regulations and laws relating to the status of contractors, classification and related benefits for exempt and non-exempt employees all may adversely impact our business if we are unable to properly manage and comply with federal, state, and local laws.
Furthermore, as part of our regular business activities now, and in the past, we engage in the issuance of gift subscriptions and the marketing of rebate offers related to the sale of our products and services. It is possible that money received by us for the sale of gift subscriptions or related to our past rebate offers could be subject to state and federal escheat, or unclaimed property, laws in the future. If this were the case, our business could be adversely impacted.
If we fail to comply with the laws and regulations relating to the collection of sales tax and payment of income taxes in the various States in which we do business, we could be exposed to unexpected costs, expenses, penalties, and fees as a result of our noncompliance in which case our business could be harmed.
As our business grows and expands, we have started to do business in an increasing number of states nationally. By engaging in business activities in these states, we become subject to their various laws and regulations, including requirements to collect sales tax from our sales within those states and the payment of income taxes on revenue generated from activities in those states. The laws and regulations governing the collection of sales tax and payment of income taxes are numerous, complex, and vary between states. If we fail to comply with these laws and regulations requiring the collection of sales tax and payment of income taxes in one or more states where we do business, we could be subject to significant costs, expenses, penalties, and fees in which case our business could be harmed.
We are subject to the Foreign Corrupt Practices Act (“FCPA”), and our failure to comply with the laws and regulations there under could result in penalties which could harm our reputation, business, and financial condition.
We are subject to the FCPA, which generally prohibits companies and their intermediaries from making improper payments to foreign officials for the purpose of obtaining or keeping business. The FCPA also requires companies to maintain adequate record-keeping and internal accounting practices to accurately reflect the transactions of the Company. Under the FCPA, U.S. companies may be held liable for actions taken by their strategic or local partners or representatives. The FCPA and similar laws in other countries can impose civil and criminal penalties for violations.
If we do not properly implement practices and controls with respect to compliance with the FCPA and similar laws, or if we fail to enforce those practices and controls properly, we may be subject to regulatory sanctions, including administrative costs related to governmental and internal investigations, civil and criminal penalties, injunctions and restrictions on our business activities, all of which could harm our reputation, business and financial condition.
Our Certificate of Incorporation, Bylaws, Rights Agreement and Delaware law could discourage a third-party from acquiring us and consequently decrease the market value of our common stock.
In the future, we could become the subject of an unsolicited attempted takeover of our Company. Although an unsolicited takeover could be in the best interests of our stockholders, certain provisions of Delaware law, our organizational documents and our Rights Agreement could be impediments to such a takeover.
We are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws also require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing. In addition, special meetings of our stockholders may be called only by a majority of the total number of authorized directors, the chairman of the board, our chief executive officer or the holders of 50% or more of our common stock. Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws also provide that directors may be removed only for cause by a vote of a majority of the stockholders and that vacancies on the Board of Directors created either by resignation, death, disqualification, removal or by an increase in the size of the Board of Directors may be filled by a majority of the directors in office, although less than a quorum. Our Amended and Restated Certificate of Incorporation also provides for a classified Board of Directors and specifies that the authorized number of directors may be changed only by resolution of the Board of Directors.
 On January 9, 2001, our Board of Directors adopted a Rights Agreement. Our Rights Agreement was last amended on December 16, 2010. Each share of our common stock has attached to it a right to purchase one one-hundredth of a share of our Series B Junior Participating Preferred Stock at a price of $60 per one one-hundredth of a preferred share. Subject to limited exceptions, the rights will become exercisable following the tenth day after a person or group announces the acquisition of 15% or more of our common stock, and thereby becomes an “acquiring person,” or announces commencement of a tender offer or exchange offer, the consummation of which would result in the ownership by the person or group of 15% or more of our common stock. In the event that a person becomes an “acquiring person” or if we are the surviving corporation in a merger with an “acquiring person”

and the shares of our common stock were not changed or exchanged, the rights will thereafter become exercisable for a number of shares of our common stock equal to two times the then current purchase price of the right. On January 26, 2010, we provided a limited exemption from the Rights Plan's definition of Acquiring Person for BlackRock Inc. and its affiliates and associates to acquire up to 16.99% of our common stock. This limited exemption for BlackRock to the definition of Acquiring Person shall continue, unless otherwise amended by our Board, until the earliest of (a) such time as BlackRock ceases to beneficially own 10% or more of our common stock, (b) BlackRock Inc. or any parent entity is subject to a change of control or (c) BlackRock reports or is required to report on Schedule 13D (or any successor or comparable report) its beneficial ownership of our common stock. The rights are not exercisable as of the date of this filing. We will be entitled to redeem the rights at $0.01 per right at any time prior to the time that a person or group becomes an acquiring person.
These provisions of Delaware law, our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and our Rights Agreement could make it more difficult for us to be acquired by another company, even if our acquisition is in the best interests of our stockholders. Any delay or prevention of a change of control or change in management could cause the market price of our common stock to decline.
In the future, our revenues and operating results may fluctuate significantly, which may adversely affect the market price of our common stock.
We expect our revenues and operating results to fluctuate significantly due to a number of factors, many of which are outside of our control. Therefore, you should not rely on period-to-period comparisons of results of operations as an indication of our future performance. It is possible that in some periods our operating results may fall below the expectations of market analysts and investors. In such event, the market price of our common stock would likely fall.
Factors that may affect our annual operating results include:

•	demand for TiVo-enabled DVRs and the TiVo service;

•	the timing and introduction of new services and features on the TiVo service;

•	seasonality and other consumer and advertising trends;

•	changes in revenue sharing arrangements with our strategic relationships;

•	entering into new or terminating existing strategic partnerships;

•	timing of the roll-out of the TiVo service and delivery of customized set-top boxes to our strategic partners;

•	changes in our pricing policies, the pricing policies of our competitors and general pricing trends in the consumer electronics market;

•	timing of revenue recognition under our agreements;

•	loss of subscriptions to the TiVo service;

•	recruiting and retention of key personnel; and

•	general economic conditions.
Because our expenses precede associated revenues, unanticipated shortfalls in revenues could adversely affect our results of operations for any given period and cause the market price of our common stock to fall.
Seasonal trends may cause our quarterly operating results to fluctuate and our inability to forecast these trends may adversely affect the market price of our common stock.
Consumer electronic product sales have traditionally been much higher during the holiday shopping season than during other times of the year. Although predicting consumer demand for our products is very difficult, we have experienced that sales of DVRs and new subscriptions to the TiVo service have been disproportionately high during the holiday shopping season when compared to other times of the year. If we are unable to accurately forecast and respond to consumer demand for our products, our reputation and brand will suffer and the market price of our common stock would likely fall.
We expect that a portion of our future revenues will come from targeted commercials and other forms of interactive television advertising enabled by the TiVo service. Expenditures by advertisers tend to be seasonal and cyclical, reflecting overall economic conditions as well as budgeting and buying patterns. A decline in the economic prospects of advertisers or the economy in general could alter current or prospective advertisers' spending priorities or increase the time it takes to close a sale with our advertisers, which could cause our revenues from advertisements to decline significantly in any given period.
If we are unable to raise additional capital through the issuance of equity, debt or other financing activities on acceptable terms, our ability to effectively manage growth and build a strong brand could be harmed. We may incur debt to which covenants attach which could be violated if we do not meet our expectations.
We expect that our existing capital resources will be sufficient to meet our cash requirements through the next twelve months and beyond. However, as we continue to grow our business, we may need to raise additional capital, which may not be available on acceptable terms or at all. We may also incur debt which will subject us to restrictive covenants which if violated by us would cause us to incur penalties and increased expenses which could in turn harm our business. If we cannot raise necessary additional capital on acceptable terms, we may not be able to develop or enhance our products and services, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements.
If additional capital is raised through the issuance of equity securities, the percentage ownership of our existing stockholders will decline, stockholders may experience dilution in net book value per share, or these equity securities may have rights, preferences or privileges senior to those of the holders of our common stock. In addition, we may be limited in our ability to raise capital through the issuance of additional equity securities by the number of authorized, but unissued and unreserved shares of our common stock available for issuance. Any debt financing, if available, may involve covenants limiting, or restricting our operations or future opportunities. For example, we may seek to leverage our existing and future revenues to raise capital for investing in future subscription growth initiatives. Such financing activities may involve the issuance of debt or other secured instruments tied to current or future revenues that may involve covenants limiting, or restricting our operations or future opportunities or may involve other risks to stockholders.
The large number of shares available for future sale could adversely affect the market price for our stock.
Sales of a substantial number of shares of our common stock in the public market or the perception that such sales might occur could adversely affect the market price of our common stock. Several of our stockholders own a substantial number of our shares.
As of January 31, 2011, options to purchase a total of 12,667,784 shares and 4,649,998 unvested restricted stock awards and restricted stock units were outstanding under our option and equity incentive plans, and there were 5,239,335 shares available for future grants. We have filed registration statements with respect to the shares of common stock issuable under our option and equity incentive plans.
Future sales of the shares of the common stock, or the registration for sale of such common stock, or the issuance of common stock to satisfy our current or future cash payment obligations or to acquire technology, property, or other businesses, could cause immediate dilution and adversely affect the market price of our common stock. The sale or issuance of such stock, as well as the existence of outstanding options and shares of common stock reserved for issuance under our option and equity incentive plans, also may adversely affect the terms upon which we are able to obtain additional capital through the sale of equity securities.
Negative conditions in the global credit markets may impair the liquidity of a portion of our investment portfolio.
As of January 31, 2011, our long-term investments included approximately $3.0 million of investment-grade auction rate securities issued by education finance companies, on which we have recorded unrealized losses of approximately $510,000 as of January 31, 2011. Our auction rate securities are debt instruments with a long-term maturity and an interest rate that is reset in short intervals through auctions. The recent conditions in the global credit markets have prevented us from liquidating our holdings of auction rate securities because the amount of securities submitted for sale has exceeded the amount of purchase orders for such securities. If there is insufficient demand for the securities at the time of an auction, the auction may not be completed and the interest rates may be reset to predetermined higher rates. Although to date, we have not recorded any realized gains or losses on our investment portfolio, when auctions for these securities fail, the investments may not be readily convertible to cash until a future auction of these investments is successful or they are redeemed or mature. If the financial health of the security issuers deteriorate and any decline in market value is determined to be other-than-temporary, we would be required to adjust the carrying value of the investment through an impairment charge.
Our business could be adversely impacted in the event of a natural disaster.
Our corporate headquarters is located in Alviso, California which is where the overwhelming majority of our employees work. Our primary servers are located nearby in San Jose, California. Alviso and San Jose lay near the

San Andreas Fault, among other known and unknown faults, a major source of earthquake activity in California. In the event of an earthquake or similar natural disaster, our ability to continue operations could be adversely affected and our business could be harmed.